Exhibit 12.3

                        COMPUTATION OF RATIO OF ADJUSTED EBITDA TO INTEREST EXPENSE
                                        CONTINENTAL RESOURCES, INC.
                                                         YEAR ENDED DECEMBER 31,
                                 -------------------------------------------------------------------------
                                   1999            2000            2001            2002            2003
                                 -------------------------------------------------------------------------
NET INCOME (LOSS)                  3,920          37,780          11,667         (20,032)          2,340

INCOME TAXES                           -               -               -               -               -

INTEREST EXPENSE                  17,370          16,514          15,674          18,401          20,258

DD&A                              19,549          19,552          27,731          31,380          42,367

ACCRETION EXPENSE                      -               -               -               -           1,151

PROPERTY IMPAIRMENTS               5,154           5,631          10,113          25,686           8,975

EXPLORATION EXPENSE                3,191           9,965          15,863          10,229          17,221

LITIGATION SETTLEMENT                  -               -               -               -               -

CHANGE IN ACCOUNTING PRINCIPLE         -               -               -               -          (2,162)
                                 -------------------------------------------------------------------------

ADJUSTED EBITDA <F1>              49,184          89,442          81,048          65,664          90,150

TOTAL ADJUSTED EBITDA TO
INTEREST EXPENSE                       2.8             5.4             5.2             3.6             4.5

<F1>
     ADJUSTED EBITDA represents earnings before interest expense,  income taxes,  depreciation,  depletion, amortization,  property  impairments  and  exploration  expense,  excluding  proceeds from  litigation settlements.  EBITDA is not a measure of cash flow as  determined  by  generally  accepted  accounting principles ("GAAP"). Adjusted EBITDA should not be considered as an alternative to, or more meaningful than,  net income or cash flow as determined in accordance  with GAAP or as an indicator of a company'
     operating  performance  or liquidity.  Certain items  excluded  from Adjusted  EBITDA are  significant components in understanding and assessing a company' financial performance, such as a company' cost of capital  and tax  structure,  as well as  historic  costs of  depreciable  assets,  none of which  are components of Adjusted EBITDA.  The Company'  computations of Adjusted EBITDA may not be comparable to other similarly  titled measures of other  companies.  The Company  believes that Adjusted EBITDA is a widely  followed  measure of  operating  performance  and may also be used by investors to measure the
     Company' ability to meet future debt service requirements, if any.